Exhibit 10.4

SECOND AMENDMENT TO BUILD-TO-SUIT LEASE

THIS SECOND AMENDMENT TO BUILD-TO-SUIT LEASE (“Second Amendment”) is entered into as of March 26, 2004 (the “Effective Date”) between SLOUGH BTC, LLC, a Delaware limited liability company (“Landlord”) and TULARIK INC., a Delaware corporation (“Tenant”), with reference to the following facts:

A. Landlord and Tenant are parties to a Build-to-Suit Lease dated as of December 20, 2001, as amended by that certain First Amendment to Build-to-Suit Lease dated as of January 22, 2003 executed by Landlord and Tenant (collectively, the “Lease”), covering three (3) buildings commonly known as Building A (the “Phase IA Building”), Building B (the “Phase IB Building” and, collectively with the Phase IA Building, the “Phase I Buildings”) and Building E (the “Phase II Building”) in the Britannia Oyster Point research and development center in South San Francisco, California (the “Center”).

B. Landlord and Tenant wish to amend the Lease in various respects as more particularly set forth herein.

C. Terms used herein as defined terms but not specifically defined herein shall have the meanings assigned to such terms in the Lease.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows, effective as of the Effective Date:

1. Rent Commencement Dates.

(a) The Lease presently contemplates that Tenant will have the right to occupy the Phase II Building in up to three (3) phases, and that the Rent Commencement Date for the first such phase will occur no earlier than May 1, 2005. Section 1(b) of the First Amendment is hereby deleted in its entirety and replaced as follows to provide instead that Tenant shall occupy the Phase II Building in one (1) phase, and all provisions of Sections 2.1(b) and (c) of the Lease are hereby of no further force or effect:

(i) Occupancy of the Phase II Building shall consist of the entire non-retail space in the Phase II Building (estimated at 93,200 square feet for such non-retail space) and shall have a “Phase II Building Rent Commencement Date” equal to the earlier to occur of (A) the date which is one hundred eighty (180) days after the date Landlord delivers to Tenant a Structural Completion Certificate for the Phase II Building pursuant to the Workletter, subject to any adjustments in such time period to the extent authorized or required under the provisions of such Workletter, or (B) the date

Tenant takes occupancy of and commences operation of its business in any portion of the Phase II Building; provided, however, that in no event shall the Phase II Rent Commencement Date occur earlier than January 1, 2007 (subject to Tenant’s extension rights set forth in Section 3 below), unless determined pursuant to clause (B) of this sentence or unless an earlier date is hereafter mutually agreed upon in writing by Landlord and Tenant.

(ii) Notwithstanding the foregoing, Tenant shall have the right to cause the Phase II Rent Commencement Date to occur prior to January 1, 2007, by providing Landlord with prior written notice of its intention to occupy the Phase II Building not less than fifteen (15) months prior to such intended occupancy date.

(iii) Any references in the Lease to “phases” as they relate to the Phase II Building shall be amended to be consistent with the foregoing and all references to “the later of the Phase II Rent Commencement Dates” or the “Phase II Rent Commencement Dates” shall mean and refer to the Phase II Rent Commencement Date as set forth herein.

(b) Section 2.1(d) of the Lease is amended to read in its entirety as follows:

“(d) The term of this Lease shall end, effective as to both the Phase I Buildings and the Phase II Building, on the day (the “Termination Date”) immediately preceding the fifteenth (15th) anniversary of the Phase II Rent Commencement Date, unless sooner terminated or extended as hereinafter provided (including, but not limited to, any extension to make this Lease coterminous with any lease by Tenant of the Expansion Space as contemplated in Section 6.3 hereof, if applicable).”

(c) The monthly minimum rental table set forth in Section 3.1(a)(iii) of the Lease with respect to the Phase II Building is amended to read as set forth in Exhibit A attached hereto and incorporated herein by this reference, with the applicable “Months” as shown in that table being counted from the Phase II Rent Commencement Date. The parties acknowledge that the additional rent amounts required under Section 3.1(e) of the Lease are not included in such table but rather are in addition thereto.

2. Ground Lease Rent. Section 2 of the First Amendment is hereby deleted in its entirety and replaced with the following:

(a) Tenant shall pay Landlord as ground lease rent (which shall constitute an additional category of “rent” under the Lease) the following sums per month on the first day of each month through and including the final such monthly payment (notwithstanding any later payment dates set forth below) which shall be due on the first day of the month in which the Phase II Rent Commencement Date occurs (provided that the final such payment shall be prorated to reflect the actual number of days occurring prior to the Phase II Rent Commencement Date in such final month):

Month	Monthly Ground Lease Rent
January 1, 2004 – April 30, 2004	$125,000
May 1, 2004 – April 30, 2005	$150,000
May 1, 2005 – April 30, 2006	$175,000
May 1, 2006 – December 31, 2006	$200,000

(b) Notwithstanding the foregoing Section 2(a), if the Phase II Rent Commencement Date is extended pursuant to Section 2.1(c) of the Lease, then, to the extent such extension is attributable to a delay which is within Landlord’s reasonable control and is not a result of a Tenant Delay or an Unavoidable Delay as defined in the Workletter attached to the Lease, Tenant’s obligation to make ground lease rent payments under this paragraph shall terminate as of the date the Phase II Rent Commencement Date would have occurred in the absence of such extension. Payments required under this paragraph are in addition to all other amounts due under the Lease, as amended hereby, and are not in lieu of any such other amounts. Notwithstanding the payment of ground lease rent by Tenant under this paragraph, Landlord shall have the right to construct improvements on the Property or any portion thereof throughout the period when such ground lease rent is being paid, provided that such construction of improvements by Landlord does not breach any express obligations of Landlord under the Lease

3. Extension. Notwithstanding the foregoing reference to January 1, 2007 set forth in Section 1(a)(i) above, Tenant shall have the right to further extend such date to January 1, 2008, provided that:

(a) Tenant provides Landlord with written notice of its intention to extend such date (and, accordingly, the earliest Phase II Rent Commencement Date) not less than fifteen (15) months prior to January 1, 2007; and

(b) As consideration for Tenant’s exercise of its extension right under this Section 3, Tenant shall continue to pay ground rental but in the sum of $275,000 per month until the first day of the month in which the Phase II Rent Commencement Date occurs (to be prorated as set forth above); and

4. Cash Consideration. As additional consideration for Landlord’s entry into this Second Amendment, Tenant agrees to make a one-time payment to Landlord in the sum of $600,000 within three (3) business days of the Effective Date of this Second Amendment.

5. Tenant Improvement Allowance. Landlord acknowledges that, in addition to the Tenant Improvement Allowance of $145.00 per square foot to be provided by Landlord pursuant to Exhibit C of the Lease, Tenant shall be entitled to an additional sum of approximately $325,000 from Landlord that may be utilized by Tenant in connection with Tenant’s completion of the Tenant Improvements to the Phase II Building and disbursed to Tenant on the same basis as the Tenant Improvement Allowance. The exact amount of such additional Tenant Improvement Allowance is dependent upon certain third party billings and will be agreed to by the parties after receipt of such invoices. Such sum shall be disbursed to Tenant at no additional cost or expense.

6. Execution and Delivery. This Second Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

7. Full Force and Effect. Except as expressly set forth herein, the Lease has not been modified or amended and remains in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the date first set forth above.

“Landlord”			“Tenant”

SLOUGH BTC, LLC, a Delaware limited liability company			TULARIK INC., a Delaware corporation

By:	Slough Estates USA Inc., a Delaware corporation, Its Manager		By:	/s/ William J. Rieflin

			Its:	EVP

	By:	/s/ Marshall Lees

Marshall Lees President

	26 MARCH ‘04		By:	/s/ Luis Bayol

			Its:	Treasurer & Assistant Secretary

Exhibit A

Revised Minimum Rent Table (Section 3.1(a)(iii))

Months	Monthly Minimum Rental
001 – 004	$4.4255/sq ft
005 – 016	$4.5583/sq ft
017 – 028	$4.6951/sq ft
029 – 040	$4.8359/sq ft
041 – 052	$4.9810/sq ft
053 – 064	$5.1304/sq ft
065 – 076	$5.2843/sq ft
077 – 088	$5.4429/sq ft
089 – 100	$5.6061/sq ft
101 – 112	$5.7743/sq ft
113 – 124	$5.9476/sq ft
125 – 136	$6.1260/sq ft
137 – 148	$6.3098/sq ft
149 – 160	$6.4991/sq ft
161 – 172	$6.6940/sq ft
173 – 184	$6.8948/sq ft
185 and after (if applicable), continued 3.0% annual escalations